Filed pursuant to Rule 433
Registration Statements Nos. 333-183618 and 333-183618-01
Relating to Preliminary Prospectus Supplement dated
January 7, 2014

Final Term Sheet

€800,000,000 4.750% Global Notes due 2025

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)
Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras
Form:	Senior Unsecured Notes
Offering:	SEC-Registered
Currency:	Euro (“€”)
Principal Amount:	€800,000,000
Maturity:	January 14, 2025
Coupon Rate:	4.750%
Interest Basis:	Payable annually in arrears
Day Count:	Actual/Actual
Interest Payment Dates:	Payable annually on January 14
First Interest Payment Date:	January 14, 2015
Gross Proceeds:	€793,632,000
Issue Price:	99.204%
Benchmark:	11-yr Mid-Swaps
Benchmark Yield:	2.245%
Spread to Benchmark:	+260 bps
Yield to Investors:	4.845%
Make-Whole Call Spread:	+40 bps
Pricing Date:	January 7, 2014
Settlement Date:	January 14, 2014 (T+5)

Listing:	PGF intends to apply to list the notes on the official list of the Luxembourg Stock Exchange and have them admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Common Code:	098271171
ISIN:	XS0982711714
Joint Bookrunners:	Banco Bradesco BBI S.A. BB Securities Ltd. BNP Paribas Crédit Agricole Corporate and Investment Bank HSBC Bank plc J.P. Morgan Securities plc Mizuho International plc
Co-Managers:	Bank of China (Hong Kong) Limited Standard Chartered Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Banco Bradesco BBI S.A. at 1-212-888-9142, BB Securities Ltd. at +44 (0) 20 7367 5800, BNP Paribas at 1-800-854-5674, Crédit Agricole Corporate and Investment Bank at +44 (0) 20 7214 5729, HSBC Bank plc collect at +44 (0) 20 7991 8888, J.P. Morgan Securities plc at +44 (0) 20 7134 2468 and Mizuho International plc at 1-866-271-7403.

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